Exhibit 99.1
Dendreon Reports Third Quarter 2010 Financial Results
Conference Call to be Hosted November 3, 2010 at 4:30 p.m. EST
SEATTLE, November 3, 2010 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2010. Revenue for the third quarter ended September 30, 2010 was $20.2 million compared to $25,000 for the quarter ended September 30, 2009. Revenue for the nine months ended September 30, 2010 was $23.1 million compared to $80,000 for the nine months ended September 30, 2009.
Revenue from sales of PROVENGE® (sipuleucel-T) steadily increased month over month from $5.2 million in July, to $7.2 million in August and $7.8 million in September. In addition, revenue for October was approximately $9.5 million.
“We’re pleased with the progress we have made in the first six months of the launch of PROVENGE,” said Mitchell H. Gold, M.D., president and chief executive officer. “We look forward to making PROVENGE available to the many patients who may benefit from it and who have had very few appealing treatment options prior to the FDA approval of PROVENGE.”
Dendreon’s total operating expenses for the third quarter of 2010 were $87.7 million compared to $25.8 million in the third quarter of 2009. Dendreon’s total operating expenses for the nine months ended September 30, 2010 were $213.7 million compared to $63.7 million for the same period in 2009. Total operating expenses for the three and nine months ended September 30, 2010 include a charge of $13.3 million for the settlement of litigation. The net loss for the quarter ended September 30, 2010 was $79.3 million, or $0.56 per share, which includes a $0.09 charge for the litigation settlement, compared to $45.6 million, or $0.40 per share for the quarter ended September 30, 2009, which included a non-cash charge associated with the revaluation of warrants of $19.4 million or $0.17 per share. The net loss for the nine months ended September 30, 2010 was $347.6 million, or $2.54 per share, which includes a non-cash charge associated with the revaluation of warrants of $142.6 million or $1.04 per share, compared to $187.7 million, or $1.79 per share for the nine months ended September 30, 2009, which included a non-cash charge of $122.8 million or $1.17 per share for warrant revaluation.
As of September 30, 2010, Dendreon had $392.7 million in cash, cash equivalents, and short-term and long-term investments compared to $606.4 million as of December 31, 2009.
Highlights include:
•	Since approval Dendreon has received over 1,000 prescriptions for PROVENGE.

•	Dendreon is on track to make PROVENGE more broadly available in 2011 with the expansion and anticipated licensure of its New Jersey facility in early 2011 and its facilities in Atlanta, Georgia and Orange County, California in mid-2011, for which construction is substantially complete.

•	Dendreon’s revenue guidance for full year 2010 is approximately $46-47 million and for 2011 is expected to be in the range of $350-400 million, with approximately half of that expected to be generated in Q4, based on a standard FDA review period and approval of the new manufacturing facilities.

•	PROVENGE data were presented at the Asian Congress of Urology, European Society of Medical Oncology, and the International Society for Biological Therapy of Cancer.

Conference Call Information
Dendreon will host a conference call today at 1:30 p.m. PT, 4:30 p.m. ET. To access the live call, dial 1-866-730-5769 (domestic) or +1-857-350-1593 (international); the conference pass code is 35737817. The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-286-8010 or +1-617-801-6888 for international callers; the conference ID number is 97336729. The replay will be available from 7:30 p.m. ET on Wednesday, November 3rd until 11:59 p.m. ET on Wednesday, November 10th. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE®, was approved by the FDA in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.
This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com
Susan Specht
Director, Investor Relations
206-455-2220
sspecht@dendreon.com

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(unaudited)

Revenue	$20,219	$25	$23,050	$80
Cost of revenue	12,433	—	15,125	—

Gross profit	7,786	25	7,925	80

Operating expenses:
Research and development	13,541	16,494	63,698	41,613
Selling, general and administrative	74,135	9,301	150,050	22,126

Total operating expenses	87,676	25,795	213,748	63,739

Loss from operations	(79,890)	(25,770)	(205,823)	(63,659)
Interest income	369	196	947	725
Interest expense	(191)	(606)	(615)	(1,930)
Loss from valuation of warrant liability	—	(19,371)	(142,567)	(122,788)

Net loss before income tax benefit	(79,712)	(45,551)	(348,058)	(187,652)
Income tax benefit	411	—	411	—

Net loss	$(79,301)	$(45,551)	$(347,647)	$(187,652)

Basic and diluted net loss per share	$(0.56)	$(0.40)	$(2.54)	$(1.79)

Shares used in computation of basic and diluted net loss per share	141,996	113,447	136,735	105,096

	September 30,	December 31,
	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$178,907	$409,829
Short-term investments	196,106	167,116
Long-term investments	17,711	29,441
Trade accounts receivable	12,028	—
Prepaid antigen costs	26,234	18,975
Inventory	11,954	1,882
Total assets	690,531	735,415
Warrant liability	—	132,953
Convertible senior subordinated notes	52,535	52,535
Total stockholders’ equity	538,193	503,564